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                                            November 21, 1995

Consolidated Edison Company
  of New York, Inc.
4 Irving Place
New York, New York  10003

                     Re:  Securities Being Registered Under
                          the Securities Act of 1933

Dear Sirs:

     As the Acting Senior Vice President and General Counsel and chief legal officer of Consolidated Edison Company of New York, Inc. ("Con Edison"), I have general supervision of the legal affairs of Con Edison and the personnel of Con Edison's Law Department. I and other members of Con Edison's Law Department have represented Con Edison in connection with the filing by Con Edison with the Securities and Exchange Commission of a Registration Statement on Form S-3 registering $540 million of unsecured debt securities of Con Edison (the "Securities") for issuance from time to time pursuant to Rule 415 under the Securities Act of 1933 (the "Registration Statement"). The Securities are to be issued under the Indenture, dated as of December 1, 1990, (the "Indenture") between Con Edison and The Chase Manhattan Bank (National Association) ("Chase"), as Trustee, as to be amended and supplemented by a First Supplemental Indenture to be entered into between Con Edison and Chase, as Trustee, substantially in the form included as Exhibit
4.2 to the Registration Statement (the "Supplemental Indenture").

     I have examined such documents as I have deemed necessary for the purpose of this opinion, including (a) the Certificate of Incorporation and the By-Laws of Con Edison; (b) the Indenture and the Supplemental Indenture; and (c) minutes of meetings of the Board of Trustees of Con Edison. It is my opinion that the Securities will become the legal, valid and binding obligations of Con Edison in accordance with their terms upon:

     1. the issuance of an order by the Public Service Commission of the State of New York (the "PSC") authorizing Con Edison to issue the Securities and the compliance therewith by Con Edison, and the issuance by the PSC, to the extent required by the terms of the order, of a letter to the effect that such order is no longer subject to abrogation with respect to the Securities;

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     2. the due authorization, execution and delivery of the
Supplemental Indenture;

     3. the due authorization and execution of the Securities by Con Edison;

     4. the due authentication and delivery of the Securities in accordance with the Indenture; and

     5. the receipt by Con Edison of payment for the Securities at the price and in accordance with the terms set forth in the Registration Statement and the supplement or supplements to the prospectus constituting a part thereof.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                            Very truly yours,

                                            Edwin W. Scott
                                            Edwin W. Scott